Exhibit 99.1

Press Release
For immediate release

Invesco Real Estate Income Trust Inc. Acquires Self-Storage Property

Contact: Jamie Braverman, jamie.braverman@invesco.com, 212-278-9630

DALLAS, APRIL 27, 2022 – Invesco Real Estate Income Trust Inc. (“INREIT”), an institutionally managed, public non-listed REIT, announced today it acquired a 100% interest in a 52,275 square foot, 491-unit self-storage facility located at 3975 University Parkway in Winston-Salem, North Carolina. Developed in 2008, the climate-controlled property is 99.1% leased and located less than 1.5 miles away from Wake Forest University. Winston-Salem has a growing population and is home to the headquarters of notable corporations, including Hanes Brands, Krispy Kreme Doughnuts, and Lowes Foods.

“In today’s capital market environment, self-storage assets with strong demand fundamentals are attractive investments that provide monthly mark-to-market opportunities to offset inflationary impacts,” said R. Scott Dennis, President and Chief Executive Officer for INREIT. “Self-storage is a resilient sector through economic cycles and we’re pleased to acquire this desirable property.”

This investment represents a continuation of INREIT’s allocation to self-storage and it increases the portfolio’s geographic diversification in the Southeastern United States. This is the third self-storage investment for INREIT, bringing its self-storage portfolio to over $75 million.

For more information about this investment and other INREIT properties, please visit https://www.invesco.com/inreit/investments.

About INREIT

Invesco Real Estate Income Trust Inc. (“INREIT”) is an institutionally managed, public non-listed, monthly NAV REIT investing in a diversified portfolio of high quality, income producing properties located throughout the United States. Its thematic approach to investing focuses on where people consume, live, innovate and connect. INREIT seeks to invest in properties with resilient income and appreciation potential. INREIT expects to diversify its portfolio over time, including on a global basis. INREIT is managed by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. and the registered investment adviser for Invesco Real Estate, the real estate investment center of Invesco Ltd. For more information about INREIT, please visit www.inreit.com.

About Invesco Real Estate

Invesco Real Estate is a global leader in the real estate investment management business with $91.8 billion in real estate assets under management, 582 employees and 21 regional offices across the U.S., Europe and Asia Pacific (as of December 31, 2021). Invesco Real Estate has been actively investing in core, value-add and opportunistic real estate strategies since 1983. Invesco Real Estate is the real estate investment center of Invesco Ltd., an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.